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                             EPL Technologies, Inc.

                                  Exhibit 11.0

                  Computation of Earnings per Common Share and
                        Diluted Earnings per Common Share
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                                                                    EXHIBIT 11.0

                             EPL TECHNOLOGIES, INC.
                          COMPUTATION OF LOSS PER SHARE
                                   (UNAUDITED)
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                     NINE MONTHS ENDED             THREE MONTHS ENDED
                                                        SEPTEMBER 30,                SEPTEMBER 30,
                                                    2000           1999           2000           1999
                                                  --------       --------       --------       --------
Net Loss                                          $(13,855)      $ (8,242)      $ (5,119)      $ (2,420)
Deduct:
Accretion, discount and dividends on
        preferred stock                              1,320            353            271            107
                                                  --------       --------       --------       --------

Net loss for common shareholders                  $(15,174)      $ (8,595)      $ (5,390)      $ (2,527)
                                                  ========       ========       ========       ========
Weighted average number

        of common shares outstanding                31,842         12,214         33,525         12,963
                                                  ========       ========       ========       ========
Basic Loss Per Share                              $  (0.47)      $  (0.70)      $  (0.16)      $  (0.19)
                                                  ========       ========       ========       ========


Net Loss for diluted loss

        per share computation                     $(13,855)      $ (8,242)      $ (5,119)      $ (2,420)
                                                  ========       ========       ========       ========

Weighted average number

        of common shares outstanding                31,842         12,214         33,525         12,963

Common share equivalent applicable to:

        Series A convertible preferred stock            30             40             10             40
        Series D convertible preferred stock             0          2,435              0          3,559
        Series A warrants                                0             15              0             15
        Series D warrants                                0            202              0            202
        Other warrants                               5,845             62          6,551            762
Stock options                                           86            300             24            270
Less common stock acquired with net proceeds        (2,626)        (1,709)        (5,045)        (2,352)

Weighted average number of common shares
and common share equivalents used to compute      ________       ________       ________       ________
diluted loss per share                              35,177         13,559         35,065         14,759
                                                  ========       ========       ========       ========
Diluted loss per share                            $  (0.39)      $  (0.61)      $  (0.15)      $  (0.16)
                                                  ========       ========       ========       ========